                            STOCK TRANSFER AGREEMENT


        AGREEMENT dated October 25, 1996 by and between American Wagering, Inc. a Nevada corporation ("Buyer"), and Autotote Corporation, a Delaware corporation ("Seller").

        WHEREAS, Seller is the beneficial and record owner of all of the issued and outstanding shares of capital stock ("Shares") of Autotote CBS, Inc. ("Company"); and

        WHEREAS, Buyer desires to purchase all of the Shares, and Seller desires to sell the Shares, to Buyer;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1.     SALE, TRANSFER AND PURCHASE OF SHARES.

               1.1    Sale and Purchase of Shares.

                       For the consideration provided for in Section 2 hereof and subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from Seller at the Closing (defined herein) and Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer at the Closing the Shares and Buyer will accept delivery and assume ownership of the Shares at the Closing.

SECTION 2.     CONSIDERATION FOR THE SHARES.

               2.1    Purchase Price.

                       (a) In payment for the sale, transfer and delivery to it of the Shares and rights under the Technology License (defined herein) in full consideration therefor, Buyer shall pay to Seller at the Closing the aggregate sum of U.S. $3,000,000.00 ("Purchase Price") which shall be allocated as described in Exhibit A.

                       (b) The Purchase Price shall be payable by Buyer to Seller on the Closing Date, by delivery to Seller of a certified or bank cashier's check payable to the order of Seller or, at Seller's option, by bank wire transfer in immediately available funds to Bankers Trust Company for account of Seller, Account No. 00-311-714, ABA # 021 001 033, Chips #103, Swift Code Bk TR US 33.

SECTION 3.     CLOSING DATE.

               The consummation of the purchase and sale contemplated herein ("Closing Date" or "Closing") shall be held at the office of Buyer at 675 Grier Drive, Las Vegas, NV 89119 at 10:00 a.m. on October 24, 1996 or at such other place, time or date as shall be provided herein or mutually agreed by the parties hereto; provided, however, that either party may terminate this Agreement if the Closing has not occurred on or before October 30, 1996.

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF SELLER.

               Seller represents and warrants to Buyer as follows:

               4.1 Organization and Standing of Seller; Right to Sell and Corporate Authority of Seller.

               Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has full corporate power and authority to own the Shares. Seller has full corporate authority to enter into this Agreement and perform and consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms. There are no provisions of the certificate of incorporation or of the by-laws of Seller or of any agreements to which Seller is a party or bound which prohibit, limit or otherwise affect the right, power and authority of Seller to execute this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Seller. Except as disclosed in Schedule 1, no consents or approvals of any stockholder of any class or of any other party, person, governmental agency or authority or courts to which Seller is subject is necessary for the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

               4.2    Organization and Standing of Company.

               Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada and in all jurisdictions as to which its failure to be in good standing would adversely affect the validity of the transaction contemplated by this Agreement. Company has the power to carry on its business as it is now being conducted. Copies of Company's certificate of incorporation, as amended to date (certified by an officer of Company), and of its by-laws, as amended to date (certified by an officer of Company), will be certified and delivered to Buyer and will be complete and correct as at the Closing Date. The Company has no subsidiaries other than MegaSports, Inc., a Nevada corporation, of which the authorized, issued and outstanding shares are held 50% by Company and 50% by International Games Technology.

               4.3    Capitalization.

               Schedule 2 sets forth the authorized, issued and outstanding capital Shares of Company. All of such Shares are duly authorized, validly issued and are fully paid and non-assessable. Company has no other classes of stock authorized or outstanding and the Company does not have any outstanding warrants, options, calls, convertible instruments, subscriptions or other rights which will give any party the right to acquire Shares in the Company.

               4.4    Ownership of Shares.

               Seller is the record and beneficial owner of the Shares, which Shares constitute all of the issued and outstanding shares of capital stock of Company. Except for any pledge interest(s) held by Seller's senior lenders (which shall be removed prior to Closing), all of the Shares are free and clear of all liens, encumbrances or restrictions, and by the sale and transfer of said Shares to Buyer pursuant to this Agreement, Buyer will acquire good title to all of the issued and outstanding shares of capital stock of Company free of all liens, debts, pledges, security interests, encumbrances and restrictions.

               4.5    Financial Condition and Liabilities.

                       (a) Seller will certify and deliver to Buyer, at the Closing, financial statements for Company consisting of an unaudited balance sheet as of September 28, 1996 ("Latest Balance Sheet") and an unaudited income statement for the period November 1, 1995 through September 28, 1996; all of which financial statements ("Company Financial Statements") will be certified by Kim Lighthart, Controller of Company. The Company Financial Statements will be correct and complete in all material respects and will present fairly the financial position of Company on the dates indicated, and shall be prepared consistently with prior financial statements, if any. The Company Financial Statements will be prepared in accordance with generally accepted accounting principles consistently applied except as described in Schedule 3.

                       (b) (i) Except as disclosed in Schedule 4, all tax returns and reports of Company, Seller, or any member of Seller's Consolidated Group required by law to be filed by Closing, have been duly filed, and all taxes, assessments, fees and other governmental charges upon Company or Seller Group (other than those payable for current periods without interest or penalties) upon, or measured by, any of the properties, franchises, income or receipts of Company, which are due and payable, have been paid or accrued. Except as provided in Schedule 4, items described in Schedule 4 shall be the responsibility of Seller. None of the Tax Returns contain, or are required to contain, a disclosure statement under Section 6662 of the Code, or any similar provision of state, local or foreign law, with respect to any items that relate to the Company in order to avoid a penalty for any taxable year. Except for non-material events, no extension of time within which to file any Tax Return with respect to the Company, or any member of the Seller's Group has been requested, which Tax Return has not since been filed. All Tax Returns of Company are true, correct and complete in all material respects.

                             (ii) There are no pending or threatened actions or
proceedings for the assessment or collection of Taxes for which the Company may become liable in its own right or as a member of the Seller's Group, or as a transferee of the assets of, or successor to, any entity. There are no deficiencies in Taxes against any member of the Seller's Group. There are no Tax liens on any assets of the Company, except with respect to Taxes which are not yet due and payable.

                             (iii) No consent under Section 341(f) of the Code
has been filed with respect to the Company.

                             (iv) The Company does not owe any amounts pursuant
to any tax sharing agreement or arrangement, nor will it have any liability after the date hereof in respect to any tax sharing agreement or arrangement executed or agreed to prior to the date hereof, whether any such agreement or arrangement is written or unwritten.

                             (v) All Taxes required to be withheld, collected or
deposited in connection with the operations and activities of the Company, or any member of the Seller's Group have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant taxing authority.

                             (vi) The Company properly accrued all current or
contested Taxes on its books and records, and its books and records reflect reserves that are adequate for the payment of all Taxes not yet due and payable that are properly accruable thereon through the close of business on the Closing Date except for any Federal income tax liabilities, which liabilities, if any, are recorded at the parent company level (including Taxes being contested). The Company has no liability for any Taxes in excess of amounts accrued or the reserves established including any liability for Taxes resulting from being a member of or leaving the Seller's Group. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be liable either directly or as a member of the Seller's Group.

                             (vii) Seller and Company have made available to
Buyer correct and complete copies of all Tax Returns of the Company, for all periods which are not closed by the statute of limitations.

                             (viii) Seller and Company have delivered to Buyer a
true and complete copy of any tax sharing or allocation agreement or arrangement involving the Company and a true and complete description of any such agreement or arrangement that is unwritten or informal.

                             (ix) Seller shall furnish Buyer on or before the
Closing Date an affidavit stating, under penalties of perjury, Seller's U.S. taxpayer identification number and address, and the fact that Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code ("Tax Affidavit").

                             (x) For purposes of this Agreement, the following
definitions shall apply:

                                                    (x) The term "Seller Group"
                  shall mean, individually and collectively, (i) The Company,
                  (ii) Seller, and (iii) any corporation, partnership or any other entity as to which Company is liable for Taxes incurred by such entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

                                                    (y) The term "Taxes" shall
                  mean all taxes, however denominated, including any interest , penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect.

                                                    (z) The term "Returns" shall
                  mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                      (c) Except as set forth in Schedule 3 or to the extent reflected or reserved against in the Company Financial Statements, Company, as of September 28, 1996, had no material liabilities of any nature, whether accrued, absolute or contingent, including, without limitation, liabilities for Taxes, which were required to be disclosed or provided for under generally accepted accounting principles or which would have a Material Adverse Effect. For purposes of this Agreement, Material Adverse Effect shall mean a material adverse effect on the Business, assets, operations or financial condition of the Company. Except as set forth in Schedule 3, since the date of the balance sheet contained in the Company Financial Statements, Company has not incurred or become subject to any material obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than obligations and liabilities incurred in the normal and ordinary course of business consistent with past practices.

                      (d) Seller will render all reasonable assistance which may be requested by Buyer or its accountants in connection with Buyer's filing as a result of this transaction of audited financial statements meeting the requirements of the Securities and Exchange Commission. Seller and Buyer will allocate responsibility for the furnishing of Buyer's accountants with a management representation letter as described in Annex A.

               4.6 Patents, Trademarks, Trade Secrets and Tradenames; Intellectual Property.

                      (a) Except as provided in Schedule 5 or as described herein, there is no infringement of any patent, formula, process, know-how, trade secret, trade-name, trademark, copyright or any other rights of any person in connection with, or related to, Company. Seller will execute all further documents, papers, forms and authorizations which may be necessary for receiving, completing or absolutely vesting full right, title and interest to the intellectual property in favor of Company.

                      (b) (i) Ownership and Title. Except for any interests that may be owned by IGT, Seller, ASI and Company collectively own the entire right, title and interest in and to the Transferred Software and CBS Software (as defined herein), including all intellectual property rights therein under copyright, patent, trademark, trade secret and other applicable law, free and clear of all title defects, liens, restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever.

                             (ii) Procedures for Copyright Protection. In no
instance has the eligibility of the Transferred Software or the CBS Software for protection under U.S. copyright law been forfeited to the public domain by omission of any required notice or any other action.

                             (iii) Trade Secret Protection. The source code for
the Transferred Software and CBS Software have at all times been maintained in confidence; however, copies of said source code have been furnished to LVDC (defined herein) and to customers and consultants in connection with ASI's normal business activities and in accordance with appropriate confidentiality contractual protections.

                             (iv) Noninfringement. The use of the Transferred
Software and CBS Software does not infringe on or otherwise violate any patent, copyright, or trade secret rights of any third party anywhere in the world. Neither Seller, ASI nor Company has received a claim that the Transferred Software or the CBS Software or the use thereof infringes any intellectual property right of any third party anywhere in the world or that any third party has any proprietary interest in or to the Transferred Software or the CBS Software. Seller shall execute all further documents, papers, forms and authorizations which may be necessary for receiving, completing and absolutely vesting full right, title and interest to the Transferred Software or the CBS Software in favor of Company.

                      (c) The representations herein are subject to the following: ASI transferred to Las Vegas Dissemination Company ("LVDC") ownership of computer programs used in the operation of the Las Vegas Hub. The scope of said transfer of ownership is presently unclear. Seller believes that, at most, LVDC acquired title to a copy of Seller's or ASI's Totalisator software. Such title of LVDC will not affect Seller's representations herein. To the extent LVDC asserts a stronger title, Seller's liability will be limited as provided in
Section 12.19 (d).

               4.7    Litigation; Claims.

               (a) Except as specified in Schedule 6, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Seller or Company, threatened against Company or MegaSports, Inc. before any court, arbitrator or administrative or governmental body as to which there is a reasonable possibility that it might result in any material adverse change in the business of the Company.

               (b) Seller hereby agrees to assume all responsibility with respect to the case of Autotote CBS v. Ralph Overman, Las Vegas Dissemination Company and John Gaughan, (Civil Action No. 8343844) ("Overman Case"). Buyer shall, and shall assure that Company shall, cooperate in all reasonable ways to assist in Seller's conduct of the case. In particular, as soon as reasonably practical, Vic Salerno will furnish Seller with a deposition as to his knowledge of the case.

               4.8    Title to Properties.

                Company has good and marketable title to and owns outright and absolutely all of its properties and assets, real and personal, described in the Latest Balance Sheet as being owned by it, free and clear of all liens, mortgages, pledges, leases, easements, conditional sales agreements, security interests or other encumbrances, charges, liabilities or claims of any nature or kind whatsoever, except as noted in such Latest Balance Sheet or disclosed in
Schedule 7 hereto. Schedule 7 also lists any real property leases. Company is in compliance with the material terms and provisions of said leases and neither Seller nor Company has received any notice of default under any lease.

               4.9    Performance of Contracts.

                      (a) Except as disclosed in Schedule 8 hereto, Company has performed all material obligations required to be performed by it, and Company is not in material default under any contract, lease, license or other agreement to which it is party or to which any of its assets are subject, and the Seller does not know of any event which, with the passage of time or the giving of notice, or both, would constitute a material default under any thereof. Except as disclosed in Schedule 8, all such contracts, leases, licenses and other documents are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto.

                      (b) Except as set forth in Schedule 8, Company is not a party to or bound by any written or oral (i) employment agreement or arrangement relating to continued employment (including, without limitation, any collective bargaining contract or union agreement), or consulting agreement or other contract for personal services that may not be terminated within 30 days without penalty, other than customary severance and employee benefit arrangements (or any relating augmentation or acceleration of benefits) and other than the Callaghan Letter Agreement; (ii) provider work agreements, pension or retirement plan or arrangement; (iii) real property lease or license, or personal property lease or license requiring annual payments by Company in excess of $5,000; or
(iv) any other contract which relates to its business or to the assets of Company and the breach of which would have a Material Adverse Effect.

                      (c) Except as disclosed in Schedule 8 or as expressly provided for by this Agreement, neither Seller nor any affiliate of Seller (other than Company and MegaSports, Inc.), officer or director of Seller, of any affiliate of Seller or of Company has entered into any contract or agreement with Company or any of its subsidiaries in excess of $10,000, which will be binding on Company or MegaSports, Inc. following the Closing, except for contracts or agreements that are cancelable at will by Company or MegaSports, Inc. without penalty.

               4.10   Directors and Officers, Banks.

               Schedule 9 hereto sets forth (i) the names of all directors and officers of Company, as of the date hereof; and (ii) the name and address of each bank in which Company has one or more accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto and the nature of such authorization.

               4.11   Insurance.

               Schedule 10 hereto sets forth all material insurance policies of Seller applicable to Company. After the Closing Date hereof, Buyer shall be required to secure all insurance with respect to Company.

               4.12   Certain Transactions.

                      (a) From October 31, 1995 to the date hereof, Company has not (a) issued or agreed to issue any stock, bonds, or other corporate securities, including securities convertible into stock; (b) declared or made any payment, dividend or distribution to stockholders or purchased or redeemed any shares of its capital stock except for the dividend described herein in subsection (iii) and except for treatment of intercompany accounts described in subsection (i) below; (c) mortgaged, pledged or subjected to lien, charge or any other encumbrance any of its assets, tangible or intangible, except as described in this Agreement or in the Schedules; (d) suffered any damage or loss, whether or not covered by insurance, materially affecting its property or business; (e) sold or transferred any of its assets except in the ordinary and usual course of its business, or except as required by this Agreement or described in this Agreement or in the Schedules; (f) paid to any officer, employee or any other person any extra compensation or bonus (except as disclosed by Seller), or made any arrangement or commitment therefor, or increased the salary or other compensation of any officer or other executive employee except in the ordinary course of business; (g) sold, assigned or transferred any patent, trademark, trade name, copyright or other intangible asset except as described in the Technology License Agreement; or (h) incurred any obligation or liabilities, absolute or contingent, except in the ordinary and usual course of business or pursuant to existing contracts and agreements described in this Agreement or in the Schedules; provided, however, that Seller will cause prior to the Closing
Date:

                             (i) Subject to subsection (b) hereof, the
difference between the amount of Company's intercompany accounts payable and intercompany accounts receivable to be eliminated solely by recording an increase or decrease in stockholders' equity, as appropriate;

                             (ii) removal of all cash from the Company (except
for cash representing deposits by customers for orders to be completed after Closing, as described on Annex B). In the alternative, Buyer shall increase the Purchase Price by the amount of retained cash;

                             (iii) Buyer acknowledges and agrees that Company
shall, in the form of a dividend from Company to Seller paid on or before Closing, irrevocably transfer, grant, convey, assign and quitclaim to Seller the entire right, title and interest of Company in and to the Pari-mutuel Tote Software (defined herein), including both tangible and intangible property constituting the Pari-mutuel Tote Software as follows:

                                    (a) all copyright and patent interest
throughout the world owned or claimed by Company in the Pari-mutuel Tote Software, together with the right to sue for, settle, or release any past, present or future infringements;

                                    (b) title to and possession of two (2)
copies of the media and documentation that constitute the component parts and copies of the Pari-mutuel Tote Software; and

                                    (c) all right, title and interest owned or
claimed by Company in and to the inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by Company pertaining to the Pari-mutuel Tote Software, but not to the CBS Software (defined herein).

                      (b) Nothing in this Agreement shall negate the obligation of Company or any successor to make payments to Seller or any affiliate or the obligation of Seller or any affiliate to make payment to the Company for goods delivered or services performed or for reimbursement for payments made on its behalf.

               4.13   IGT Sports Wagering Software.

                      Company is the assignee of Autotote Systems, Inc. ("ASI") which entered into an agreement with International Games Technology with respect to the joint development of Pari-Mutuel Sports Wagering Software ("MegaSports Software")("IGT Agreement"). All rights and obligations of ASI under the IGT agreement were assigned to Company on April 27, 1994. To the extent that said agreement did not transfer Intellectual Property rights to Company, Seller will or will cause ASI to assign, transfer and convey such rights to Company at the Closing.

               4.14   Callaghan Situation.

                      Brian Callaghan is not eligible for any employment bonus. Any stock options of Seller have previously been delivered.

               4.15   Employment Benefit Plans.

                      Company has no obligation to contribute to any multi-employer plans within the meaning of Section 3(37) of ERISA. Each of the Company Plans has been operated in all material respects in accordance with ERISA and other applicable law, and has not engaged in any prohibited transaction (as such term is defined in Section 406 of ERISA) for which an exemption is not available. No Company Plan provides employees with medical or life insurance coverage after termination of employment, except as required by
Section 4980B of the Code, and Company has made no promises or representations to current or former employees concerning such coverage. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. There is no trade or business that is aggregated with Company under Section 414(b), (c), (m) or (o) of the Code that has any liability for an accumulated funding deficiency under Section 302 of ERISA, withdrawal liability under Section 4201 or ERISA, or excise tax liability under Section 4980B of the Code. For purposes of this
Section 4.15, a "Company Plan" is any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any dependent care, tuition reimbursement, cafeteria, bonus, stock option, stock purchase or other incentive compensation plan that covers employees or former employees of Company. All contributions to Company plans with respect to Company employees have been paid for all prior plan years and no employer contributions will be payable to the Autotote Systems 401(k) Retirement Plan for non-union employees for the calendar year 1996 if the Company ceases to be a subsidiary of Seller prior to December 31, 1996.

               4.16   Environmental.

                      To the best knowledge of Seller, there does not exist any violation by Company of any material Environmental Law (which shall be defined as any Federal, state, local or statutory or common law, and any regulation, code, plan, order, decree, judgment, permit, grant , franchise, concession, restriction, agreement, requirement, and injunction issued, entered, promulgated, or approved thereunder, relating to the environment, or human health or safety relating to occupational or environmental matters, including, without limitation, any law relating to emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, air, surface water, groundwater and land), or relating to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling of hazardous materials, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended from time to time ("RCRA"), the Federal Insecticide, Fungicide and Rodenticide Act, as amended from time to time ("FIFRA"), the Toxic Substances Control Act, as amended from time to time, and the Occupational Safety and Health Act of 1970, as amended from time to time).

               4.17   IGT -  North America.

                      Upon consummation of the transactions contemplated hereby, neither Seller nor any of its affiliates will be under common ownership with, or will own any business jointly with, (i) IGT-North America ("IGT") or any of its affiliates or (ii) Buyer or Company or any of their affiliates.

               4.18   Permits, Licenses and Franchises; Regulatory authorities.

                      (a) Except with respect to matters described below, Company has all permits, licenses, franchises and other authorizations necessary to, and has complied in all material respect with all laws applicable to, the conduct of its respective businesses and operations in the manner and in the area in which such businesses and operations are presently being conducted, and all such permits, licenses, franchises and authorizations are in full force and effect and, to the knowledge of the Seller or Company, valid. The Nevada Gaming authorities have the discretion to require licensing with respect to current operations. Based on various applications filed by Seller, said authorities have commenced a background investigation of Seller and affiliates. Seller and affiliates intend to seek to withdraw a previously submitted application for license filed with the Nevada Gaming authorities. MegaSports has not commenced operations.

                      (b) Seller acknowledges that it and certain officers of Seller are currently applicants before the Nevada State Gaming Control Board and Nevada Gaming Commission ("Nevada Regulators"). To Seller's knowledge and belief the Seller has cooperated in each respective application investigation. Furthermore, the Seller understands that it is within the sole discretion of the State Gaming Control Board to allow a withdrawal of the pending applications related to the Seller.

SECTION 5.     REPRESENTATIONS AND WARRANTIES OF BUYER.

               Buyer represents and warrants to Seller as follows:

               5.1 Organization and Standing of Buyer; Right to Buy and Corporate Authority of Buyer.

               Buyer is duly organized and validly existing corporation under the laws of the State of Nevada. There are no provisions of the certificate of incorporation or By-Laws of Buyer or of any agreements to which Buyer is a party which prohibit Buyer from executing this Agreement or consummating the transactions contemplated hereby and no approvals or consents of any persons other than Buyer are necessary in connection therewith. The execution and delivery of this Agreement and other documents by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate actions and are valid and binding obligations of the Buyer enforceable in accordance with their terms. The consummation of the transactions contemplated in this Agreement will not result in or constitute a breach or default of any agreement or certificate to which Buyer is a party or is otherwise subject.

SECTION 6.     CONDITIONS PRECEDENT.

               6.1    Conditions of Buyer's Purchase.

               The obligations of Buyer to purchase and pay for the Shares pursuant to this Agreement are subject to the fulfillment at the Closing Date of the following conditions, any one or more of which may be waived in writing in whole or in part by the Buyer:

                      (a) Representations, Warranties and Covenants of the Seller. The representations and warranties of the Seller herein and in any Schedule, Exhibit or Annex shall be true and complete in all material respects as of the Closing with the same effect as though made at such time, except to the extent that a different earlier time is specifically stated in any such representation or warranty; the Seller shall have performed and complied in all material respects and with all covenants and conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing Date; and the Seller shall deliver to Buyer at the Closing an officer's certificate dated the Closing Date certifying to the foregoing effects.

                      (b) No Material Adverse Change. Since August 24, 1996, whether or not in the ordinary course of business, there shall not have occurred or arisen any event, condition or state of facts which materially and adversely effects the business or financial condition of the Company taken as a whole.

                      (c) Release of Existing Pledge. The pledge to Banker's Trust of the Shares shall have been released by Banker's Trust and the Shares shall be free and clear of all liens and encumbrances.

                      (d) Due Diligence. Buyer shall have completed its due diligence of Company and shall have found no condition or conditions as to Company constituting a Material Adverse Effect as to which Buyer shall have given notice to Company and Seller prior to closing and which Company and/or Seller shall not have cured as of the Closing Date.

                      (e) Required Approvals. The Nevada Regulators shall have approved this transaction or Buyer shall have received an opinion of its legal counsel (a copy of which shall be forwarded to Seller) that no approval of the Nevada Regulators is required for the completion of the transaction contemplated herein. In any event, notice shall be given to the Nevada Regulators.

               6.2    Conditions of Sale.

               The obligations of Seller to sell the Shares pursuant to this Agreement are subject to the fulfillment at the Closing Date of the following conditions which may be waived in writing in whole or in part by the Seller:

                      (a) All representation and warranties of Buyer shall be true and correct as at the Closing Date as though made on and as of such date.

                      (b) Buyer shall have executed or secured the execution of all necessary documentation to effect the following transactions ("Special Transaction Documentation").

                             (i) All contracts, agreements and accounts
receivable relating to Company's business operations in Tijuana and Juarez, Mexico shall be assigned by Company to Seller or an affiliate (with Seller or its affiliates undertaking all negotiations with respect thereto);

                             (ii) Except for the Overman Case, Buyer or Company
will specifically assume all responsibility for the cases described in Schedule
6;

                             (iii) Buyer or Company will grant a power of
attorney or other document to Seller with respect to the Overman Case;

                             (iv) Buyer or Company will have secured the release
of Seller from the guaranty by Seller of the mortgage on the Building described in Section 12.9; provided, however, that in order to effect the Closing, Seller may elect to temporarily waive this condition if a suitable back-up guarantee for Seller is secured with respect to Seller's obligation as guarantor of the mortgage, with Buyer agreeing to use all reasonable efforts to secure both such back-up guarantor and the release of Seller as guarantor.

                             (v) Buyer by appropriate documentation ("Callaghan
Transfer") will have specifically assumed all responsibility for the employment agreement of Seller with Mr. Brian Callaghan other than for the payment of any bonus or stock options which shall remain the obligation of Seller.

               6.3    Condition of Purchase and Sale.

                      (a) If required, the Nevada Gaming Commission shall have approved this transaction ("Nevada Approval"). In any event, notice will be given to said governmental agency. Each party shall cooperate with the other parties as reasonably necessary to permit compliance with any amendments to this Agreement requested by the Nevada gaming authorities related to compliance with laws and administrative regulations that may be applicable to this Agreement.

                      (b) The Dividend Transaction shall have been completed.

                      (c) The Agreements attached as Exhibit B shall have been executed by the parties thereto ("Exhibit B Agreements").

                      (d) Documents required to be delivered by each party at Closing will be deemed a condition of Closing.

SECTION 7.     CONDUCT PENDING CLOSING.

               7.1    Seller's Conduct.

                      (a) Up to the time of the Closing Date, and as a condition to the obligations of Buyer hereunder, Seller, except for activities in the ordinary course of business and except for activities outside the ordinary course of business when so notified to Buyer and approved by Buyer shall or shall cause Company to:

                             (i) operate and maintain the Company's business in
the regular and ordinary course and in accordance with all applicable laws, rules and regulations;

                             (ii) maintain and keep the properties and
facilities used in the conduct of the Company's business in as good condition and working order as at present, except for ordinary wear and tear;

                             (iii) perform obligations under contracts relating
to or affecting the assets of Company;

                             (iv) not make any material change in the Company's
business or method of operations except as provided in this Agreement;

                             (v) use all reasonable efforts to maintain
Company's relationships with its employees, licensors, suppliers, customers and others having business relationships with it; and

                             (vi) continue to pay its bills in due course and in
the ordinary course of its business.

                      (b) Seller will give to Buyer and its representatives full access at reasonable times throughout the period prior to the Closing Date to the assets of Company, and to its books and records and will furnish to Buyer during such period all requested information ("Information") concerning the affairs of Company as Buyer may reasonably request. Buyer agrees:

                             (i) to use such Information only for the purposes
previously stated, i.e., for the evaluation of the Company business;

                             (ii) to hold in the strictest confidence any and
all Information and refrain from disclosing in any manner, directly or indirectly, such Information to any entity, person, partnership, corporation or business organization;

                             (iii) to return such Information received in any
tangible form or representation to Seller in the event that the transaction is not completed, and to retain no copies or reproductions thereof.

Buyer's duty of nondisclosure shall not extend to Information which is already known to Buyer prior to disclosure by Seller, or is rightfully received from a third party by Buyer or is in the public domain.

                      (c) Until the Closing Date, without prior written consent of Buyer in each instance, Seller will not except for activities in the ordinary course of business and except for activities outside the ordinary course of business when so notified to Buyer in writing and approved by Buyer or as otherwise provided in this Agreement:

                             (i) enter into any new transaction or agreement
with respect to the business or assets of Company;

                             (ii) sell or otherwise dispose of any of the assets
of Company except for inventory held for sale in the ordinary course of business and items which may be discarded or disposed of in connection with the normal replacement thereof; and

                             (iii) subject or suffer or permit any of the assets
of Company to become subject to any lien, charge or encumbrance or take any action or by inaction permit any event to occur which would result in any representations or warranties of Seller hereunder not being true and correct immediately after the occurrences of such transaction or event.

SECTION 8.     CLOSING.

               8.1    Delivery by Seller to Buyer.

               At the Closing, Seller will deliver to Buyer:

                      (a) a certificate representing the Shares, duly endorsed for transfer to Buyer;

                      (b) a certificate of the Secretary or an Assistant Secretary of Seller certifying to resolutions adopted by the Board of Directors (or Executive Committee thereof) of Seller authorizing this Agreement and the consummation of the transactions contemplated thereby;

                      (c) a Certificate of Incumbency for Seller, Company and Autotote Systems, Inc.;

                      (d) Latest Balance Sheet and Latest Income Statements (certified by a representative of Company);

                      (e) The minute books, corporate seal, stock record books and copies of all other corporate records of Company;

                      (f) Any required consents;

                      (g) Certified copies of certificate of incorporation and by-laws of Seller and Company;

                      (h) Officers Certificate relating to Section 6.1(a);

                      (i) Resignation of Officers and Directors of Company;

                      (j) Certified copy of resolutions, certificate of incorporation and by-laws of Autotote Systems, Inc;

                      (k) Special Transaction Documentation;

                      (l) Certified copy of IGT Agreement;

                      (m) Release of any pledge in Shares held by senior bank lenders;

                      (n) Tax Affidavit;

                      (o) Copies of real estate leases;

                      (p) Technology License (defined herein);

                      (q) Exhibit B Agreements; and

                      (r) UCC-3 with respect to release of security interests in software of Seller or assets of Company, or other satisfactory arrangement.

               8.2    Delivery by Buyer to Seller.

                      At the Closing, Buyer will deliver to Seller:

                      (a) Certified or bank cashier's check to the order of Seller or bank wire transfer in immediately available funds as Seller may require in the aggregate sum of $3,000,000.00 plus retained cash, if any;

                      (b) a certificate of the Secretary or Assistant Secretary of Buyer certifying to resolutions adopted by the Board of Directors (or Executive Committee thereof) of Buyer authorizing this Agreement and the consummation of the transactions contemplated thereby;

                      (c) a Certificate of Incumbency;

                      (d) Officers Certificate relating to Section 6.2(a);

                      (e) Certified Certificate of Incorporation and By-Laws of Buyer;

                      (f) Confirmation of Purchase Order for 101 Probe terminals;

                      (g) Special Transaction Documentation; and

                      (h) Health Plan Implementation.

SECTION 9.     POST CLOSING ADJUSTMENTS.

               9.1    Certain Accounts Receivable.

               Payments of accounts receivable in transit (based on postmark) as of the Closing Date hereof and received by Buyer after the Closing Date hereof shall be the property of Seller and the amount of such items shall be paid by Buyer to Seller. Seller shall pay income taxes with respect to amounts received hereunder.

SECTION 10.    EMPLOYEE RELATIONS.

               10.1 Benefits. Schedule 11 sets forth the name, position and compensation of all officers of Company currently in the employ of Company, excluding those employees continuing in the employ of Seller. Buyer shall be responsible for all severance obligations owing with respect to any employee terminated after the Closing Date. Seller and Company shall not be required to terminate the services of any employee.

               10.2 Employee Benefit Plans. Buyer acknowledges that Company will terminate the participation of Company's employees in Seller's benefit plans as of Closing. As of the Closing, Buyer shall cause Company to provide a group health plan for all employees of Company covered by Seller's group health plans and shall not impose any waiting period or pre-existing condition limitations. Such group health plan shall provide equivalent benefits to the benefits provided to employees of the Company under Seller's group health plan immediately prior to Closing ("Health Plan Implementation)". Company has the right to amend or terminate any such plan following Closing.

SECTION 11.    CERTAIN SELLER EMPLOYEES.

               11.1   Limited Contact.

               Buyer agrees, for a period of one (1) year from the Closing Date, not to offer employment to any persons who are employees of Seller or its affiliates other than those employees of Seller described in Schedule 12. Seller and its affiliate shall similarly be restricted from offering employment to employees of Buyer or Company.

SECTION 12.    GENERAL PROVISIONS.

               12.1   Benefit of Agreement.

               The provisions of this Agreement are for the benefit of Buyer and Seller and their respective permitted assigns. They are not intended to and do not give rise to any benefit to any third party not a party of this Agreement. No such third party shall have any right to sue hereunder nor have any rights of any kind or nature.

               12.2   Expenses.

               Except as otherwise provided, Seller and Buyer, respectively, will each pay their own costs and expenses of performance of and compliance with all agreements and conditions contained in this Agreement.

               12.3   Brokerage.

               Each of the Parties represents that all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by the officers or employees of such party or its counsel directly with the officers and employees or counsel of the other party without the intervention of any other person and that no broker or other person is entitled to any commission, finder's fee, or like payment in connection with this Agreement or any of the transactions contemplated by this Agreement.

               12.4   Transfer Taxes.

               Buyer and Seller shall share equally all state or local, sales, documentary transfer, use, excise, personal property, value added or foreign registry taxes which may be assessed, levied, imposed or based upon the transfer of the Shares by Seller to Buyer or upon this Agreement or the performance thereof.

               12.5   Use of Names.

                      (a) After fifteen (15) days following the Closing Date, except as provided in Section (b) below, Buyer shall not use the corporate name of Autotote Corporation or Autotote CBS, Inc. or any of their respective affiliates or any derivatives or abbreviations thereof, except for "CBS". As soon as reasonably possible following the Closing Date, Buyer shall cause to be placed upon letterheads, catalogs, brochures, sales literature, promotional and other selling material relating to the products which bear such name a conspicuous legend indicating that the Buyer is the seller of the products or services referred to therein, and Buyer will cause to be placed upon all Seller's quotation, purchase order, acknowledgment, invoice and similar forms a conspicuous legend indicating that Buyer is the real party in interest and that no agency relationship exists between Seller and Buyer.

                      (b) Seller hereby grants to Buyer and Company a non-exclusive, non-transferable, limited license to use Seller's trademarks, copyrights and name (collectively, the "Trademarks") used in connection with the marketing of Seller's products. Buyer and Company shall not use, or permit others to use, the Trademarks in any way other than the manner permitted here. Buyer and Company recognize the value of the goodwill associated with the Trademarks, and that they have acquired a secondary meaning in the mind of the public. Buyer and Company will not disparage or attack the title or any rights of Seller in and to the Trademarks and shall assist Seller in the protection and/or defense thereof as Seller may reasonably request. Finally, Buyer and Company understand that nothing herein shall be construed to prevent Seller from granting any other licenses for use of the Trademarks or from using the Trademarks in any manner whatsoever. Buyer shall ensure the compliance herewith by Company.

               12.6   Counterparts.

               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

               12.7   Cooperation.

               Buyer and Seller will jointly prepare a letter or other appropriate communication to persons and entities dealing with Seller in order to advise Seller's customers, suppliers and the like of this transaction and to effectuate this Agreement and Seller, with Buyer's consent, which consent will not be unreasonably withheld, will prepare and issue a press release describing the transactions contemplated by this Agreement.

               12.8   Non-Competition.

                      (a) For a period of five (5) years after the Closing Date and thereafter during the continuation of the Authorized Exclusive Distributorship Agreement, neither Seller nor any Subsidiary or Affiliate of Seller shall, directly or indirectly compete with Buyer or Company in the operation of its pari-mutuel racing businesses which have been and will be conducted in Nevada:

                      (b) Except for the Seller's and ASI's operations in Mexico, neither Seller nor any Subsidiary or Affiliate of Seller shall, directly or indirectly, compete with the Buyer or the Company anywhere in the world using any software provided to the Seller or ASI pursuant to the Technology License unless permitted under the International Cooperation Agreement:

                      (c) For a period of five (5) years after the Closing Date, and thereafter during the continuation of the Authorized Exclusive Distributorship Agreement, neither Seller nor any Subsidiary or Affiliate of Seller shall directly or indirectly:

                             (i) Compete with Buyer or Company in the operation
of its Race and Sports Book or MegaSports businesses ("Business"), anywhere in the world; or

                             (ii) Engage, whether as a principle, agent,
investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise with or without pay in any business venture which is competitive with the Businesses anywhere in the world; or

                             (iii) Solicit or entice or endeavor to solicit or
entice away any of the clients or customers of the Buyer or the Company; or

                             (iv) Employ any person who is a director, officer
or employee of the Buyer or the Company or any person who is likely to be in possession of any confidential information or trade secrets relating to the business of the Buyer or the Company; or

                             (v) At any time during such period take any action
or make any statement the effect of which would be, directly or indirectly, to materially impair the goodwill of the Company or the Buyer or otherwise be materially detrimental to the Company or the Buyer.

                      (d) Notwithstanding the provisions of paragraph (a) and
(b) above, nothing herein shall prevent the Seller from:

                      (i) Outside the State of Nevada, manufacturing and selling devices that perform functions similar to the functions performed by Seller's current products, provided, however, that such devices or products cannot use or incorporate Transferred Software or CBS Software unless permitted under the International Cooperation Agreement; or

                      (ii) Utilizing the Totip software or any similar lottery-type software in its business wherever conducted; or

                      (iii) Owning less than 20 percent of any publicly owned company; or

                      (iv) Continuing to engage after the Closing in any business activity in Tijuana and Juarez, Mexico being conducted by the Company at the time of the Closing in order to fulfill Seller's or its affiliate's obligations under all contracts and agreements relating to the Company's business operations in Tijuana and Juarez, Mexico, which agreements have been assigned by the Company to Seller prior to the Closing Date; or

                      (v) As provided in the International Cooperation
Agreement.

                      (e) Except for Company's planned operation of the Nevada Hub, its performance under the Authorized Exclusive Distributorship Agreement, and the Manufacturing Agreement, Buyer shall ensure that Company will not, and it (and any affiliate) will not, compete with Seller or its affiliates in the pari-mutuel racing (totalisator, simulcasting), and video games and lottery business using any software provided to Company pursuant to the Technology License and will not compete in said business in any manner for five (5) years from the date hereof or the expiration of the Exclusive Authorized Distributorship Agreement. Aqua Caliente, SA de C.V. ("Caliente") will be considered an exclusive account in Mexico for the benefit of Seller and Affiliates and Buyer and its Affiliates will not, and Buyer will insure that Company will not, compete with Seller or its Affiliates with respect to that account in Mexico. Buyer, the Company and their affiliates shall have the right to compete with Seller and its Affiliates in Mexico for accounts other than Caliente.

                      (f) For purposes hereof "Race and Sports Book" (and derivations thereof) shall mean: a system of wagering (including sports parlay card wagers) where the "house" books a bet and may sustain a gain or loss; and "Pari-mutuel Race Wagering" (and derivations thereof) shall mean: a system of wagering on horse races where the odds and payouts are determined by the size of the betting pool. For purposes of this agreement and ancillary documentation, MegaSports (although based on Pari-mutuel sports wagering) will be considered as part of the Race and Sports Book business.

                12.9     No Waiver.

                         A waiver to be effective must be in writing and signed
by an Officer of the party granting the waiver. The waiver by Seller or Buyer of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any provision of this Agreement.

                12.10    Entire Agreement; Modification.

                         This Agreement and the other documents contemplated
hereby embody the entire agreement between the parties and there have been and are no agreements, representations or warranties between the parties other than those set forth herein or provided for herein. It may not be modified except by a writing signed by an officer of each of the parties thereto.

                12.11    Notices.

                         All notices, requests, demands and other communications
herein shall be in writing unless otherwise specified and shall be deemed to have been duly given if delivered or mailed by registered or certified mail, postage prepaid, return receipt requested or by telefax with receipt confirmation, addressed:

                           (a)      if to Seller, to:

                                    Autotote Corporation
                                    750 Lexington Avenue
                                    New York, NY 10022
                                    Attn:   Chairman and Chief Executive

                                    with a copy to:

                                    Office of the General Counsel
                                    Autotote Corporation
                                    750 Lexington Avenue
                                    New York, NY  10022

                           (b)      if to Buyer, to:

                                    President
                                    American Wagering, Inc.
                                    675 Grier Drive
                                    Las Vegas, NV  89119

                                    Attn: Vic Salerno

                                    with a copy to:

                                    Gordon & Silver
                                    3800 Howard Hughes Parkway
                                    14th Floor
                                    Las Vegas, NV  89105

                                    Attn:  Lisa Miller-Roche, Esq.

                                    and:

                                    Schnader Harrison Segal & Lewis
                                    1600 Market Street
                                    Philadelphia, PA 19103

                                    Attn:  Edward Baxter, Esq.

                  12.12    Successors and Assigns.

                             This Agreement shall inure to the benefit of the
parties and their respective authorized legal representatives, successors, assigns and shall be binding upon Buyer and Seller and their authorized successors and assigns.

                  12.13    Governing Law.

                             This Agreement shall be governed by, and construed
in accordance with, the internal laws of the State of Nevada without regard to conflict of laws principles. Any dispute that may arise hereunder shall be determined by a court of competent jurisdiction located in Clark County, Nevada.

                  12.14    Headings.

                             The Section and other headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

                  12.15    Severability.

                             In the event that any one or more provisions
contained in this Agreement should for any reason be held to be unenforceable in any respect under the laws of or by any governmental agency or any government, such unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such unenforceable provisions had not been contained herein.

                  12.16    Termination.

                                     (a) Notwithstanding anything herein or
                  elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                                            (i) by written consent of all the
                  parties hereto;

                                            (ii) by Seller, if events shall
                  occur that render impossible of satisfaction one (1) or more of the conditions set forth in Section 6.2 and such condition(s) shall not be waived by Seller;

                                            (iii) by Buyer, if events shall
                  occur that render impossible of satisfaction one (1) or more of the conditions set forth in Section 7.2 and such condition(s) shall not be waived by Buyer;

                                            (iv) by either party if the Closing
                  does not occur on or before October 30, 1996.

                                            (b) In the event of the termination
                  of this Agreement and the abandonment of the transactions contemplated hereby, this Agreement shall become void and have no effect and the parties hereto shall have no obligation or liability hereunder, except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

                  12.17    Cooperation.

                           Each party will execute appropriate documentation to
effect the purposes of this Agreement.

                  12.18    Tax Matters.

                           (a) Tax Returns. The applicable income, deductions
and credits of the period beginning November 1, 1995 up to and including the Closing Date (the "Short Period") will be included in the consolidated Federal income tax returns of Seller for the fiscal year ending October 31, and Seller shall pay all Federal and State income Taxes (excluding any deferred Taxes), if any, attributable to such period. The income, deductions and credits of the Company for the Short Period will be determined on the basis of the appropriate permanent books and records (including a closing of the books), or if the portion of any item of income or deduction cannot be determined from the permanent records, in accordance with Treasury Regulations 1.1502-76(b)(2)(ii). Seller agrees that, subject to extensions duly obtained, it shall make timely payment of the Company's Taxes for all taxable periods ending on or before the Closing Date (a "Pre-Closing Period"). The Buyer and the Company shall be responsible for filing all Tax Returns for periods ending after the Closing Date (a "Post Closing Period").

                           (b) Seller's Indemnification. (a) From and after the
Closing Date, Seller shall indemnify and hold harmless Buyer and Company from any and all Taxes (1) for any taxable period ending on or prior to the Closing Date, (2) resulting by reason of the several liability of Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of Company having been a member of, or ceasing to be a member of, the Seller Group, (3) where under any applicable law the tax year of the Company does not close on the Closing Date, any state or local taxes for any period beginning before the Closing Date and ending after the Closing Date but only with respect to the portion of such period up to an including the Closing Date, and (4) resulting from the breach of Seller's Representation and Warranties set forth in Section 4.5(b).

                           (c) Tax Proceedings. In the event the Buyer or the
Company receives notice, whether orally or otherwise, of any pending Tax examination, claim, settlement, proposed adjustment or related matter that may affect the Seller, or in the event the Seller receives any such notice which may affect the Buyer or the Company, the party receiving such notice shall notify the other party in writing as soon as reasonably practicable. Seller shall be entitled, at its expense, to contest, control, compromise, settle or appeal all proceedings with respect to the Company's Taxes for periods ending on or before the Closing Date, provided that Buyer shall have the right to participate any such proceeding at its expense, that the Buyer reasonably believes may cause the Company or Buyer to incur any liability for payment of Taxes and Seller shall consult in good faith with the Buyer with regard to any such proceeding. The buyer agrees that it will cooperate fully and will cause the Company to cooperate fully with Seller in the defense against or compromise of any claim asserted in any such proceeding.

                           (d) Tax-Sharing Agreement. Effective on the Closing
Date, all Tax Sharing Agreements (as defined below), whether or not written, to which the Company and the Seller are parties, shall be terminated with respect to the Company for all periods ending after the Closing Date.

                           (e) No Adverse Action. The Seller shall not (i)
exercise its authority as agent of the Company under Treasury Regulation Section 1.1503-77 (or any comparable provision of state, local or foreign Tax law), or
(ii) file any election or take any other similar action, including without limitation, amending any Tax Return or agreeing to any determination or audit, for any period ending after the Closing Date without first received the consent of the Buyer, which consent shall not be unreasonably withheld.

                           (f) Loss Carrybacks. If subsequent to the Closing,
the Company incurs a net operating loss or capital loss that is available to be carried back to the consolidated Tax Return of Seller, Seller shall cooperate with the Buyer and the Company, at the Buyer's expense, in effecting such carryback and shall pay to the Company all tax refunds (including interest) within five days of the receipt thereof.

                           (g) Timing Differences. As used in this Section
12.19, the term "Seller Tax Period" shall mean any tax period ending on or prior to the Closing Date, and the term "Buyer Tax Period" shall mean a taxable period ending after the Closing Date. If as a result of an audit or other proceeding concerning the liability of the Company for Taxes, there is an adjustment as a result of which there should be both a net tax benefit for the Seller Tax Periods and a net tax detriment for Buyer's Tax Periods or both a net tax detriment for Seller's Tax Periods and a net tax benefit for Buyer's Tax Periods, then Seller shall pay to the Buyer or the Buyer shall pay to Seller, as the case may be, the amount of net tax benefits actually derived as a result of such adjustments up to an amount equal to the net tax detriment actually incurred by Seller or the Buyer, as the case may be. A net tax benefit shall be deemed actually derived when the party entitled to such net tax benefit receives an actual refund of tax or a reduction of tax otherwise due and payable. A net tax detriment shall be deemed actually incurred when the party liable for such net tax detriment makes an additional or increased tax payment or suffers a reduction in an actual tax refund payment. Payments under this section shall be made without interest within 30 days after the later of the date the net tax benefit is actually derived or the date the net tax detriment is actually incurred.

                  12.20    Indemnification.

                           (a) Indemnity of Seller. Subject to the provisions of
this Section, Seller shall indemnify and hold harmless Buyer and Company from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, amounts paid in settlement, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable attorneys' fees and experts' fees and disbursements) of any kind or nature whatsoever ("Damages") suffered or incurred directly or indirectly by them as a result of or arising out of:

                                   (i) any misrepresentation or breach of
warranty made by Seller or ASI in this Agreement or any document referred to herein ("Transaction Document"); or

                                   (ii) any failure of Seller to completely and
timely perform any covenant or obligation to be performed by it under this Agreement or any Transaction Document; or

                                   (iii) any failure of Seller to timely and
completely satisfy any obligation or liability of Seller or ASI; or

                                   (iv) Taxes provided in Section 12.19(b); or

                                   (v) any Damages incurred by Company or Buyer
on or after Closing with respect to the Company Plans; or

                                   (vi) Overman Case.

                            (b) Indemnity of Buyer. Subject to the provisions of
this Section, Buyer shall indemnify and hold harmless Seller from and against any and all Damages suffered or incurred directly or indirectly by it as a result of or arising out of:

                                    (i) any misrepresentation or breach of
warranty made by Buyer in this Agreement or any Transaction Document;

                                    (ii) any failure of Buyer to completely and
timely perform any covenant or obligation to be performed by it under this Agreement or any Transaction Document; or

                                    (iii) any failure of Buyer to timely and
completely satisfy any obligation or liability of Buyer.

                            (c) Procedure for Indemnification. In the event that
any party hereto shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section, the party from whom such indemnity may be sought (the "Indemnifying Party") shall be given written notice thereof by the party seeking such indemnity (the "Indemnified Party"), which notice shall specify the amount and nature of such Damages and include the request of the Indemnified Party for indemnification of such amount. No claim for indemnification shall be made by any of the parties hereto unless and until aggregate Damages for all claims for indemnification then or previously made by such party shall have exceeded $10,000, at which time such party shall be entitled to indemnification for all Damages, without regard to such $10,000 threshold. The Indemnifying Party shall within 30 days pay to the Indemnified Party the amount of the Damages so specified. Upon receipt of such notice from the Indemnified Party of any claim made by a third party, the Indemnifying Party shall be entitled to participate in the defense of such claim at its own expense.

                            (d) EXCEPT AS PROVIDED HEREIN, SELLER'S MAXIMUM
LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED $3 MILLION; PROVIDED, HOWEVER, SELLER'S MAXIMUM LIABILITY HEREUNDER SHALL NOT EXCEED $1.5 MILLION IF:

                             (i) SELLER UNKNOWINGLY BREACHES ANY REPRESENTATION,
WARRANTY OR OBLIGATION OF SELLER UNDER THIS AGREEMENT;

                             (ii) THE SELLER OR ITS AFFILIATES DO NOT HAVE GOOD
TITLE FREE AND CLEAR OF ANY CLAIMS OF LVDC, TO THE SOFTWARE BEING LICENSED TO THE COMPANY PURSUANT TO THE TECHNOLOGY LICENSE; OR

                             (iii) LIABILITY FOR MONETARY DAMAGES IS IMPOSED
UPON THE COMPANY IN CONNECTION WITH THE OVERMAN CASE.

For purposes of this Agreement, a "knowing breach" shall mean a breach with "knowledge" of Seller and without knowledge of Buyer. "Knowledge" of Seller shall mean the actual knowledge (without investigation) of officers of Seller, ASI and Company, and Fred Sylvanus (only with respect to software representations), and knowledge of Buyer shall mean the actual knowledge (without investigation) of the officers of Buyer and Victor Salerno and Robert Ciunci as of the date hereof and shall not refer to any knowledge of the facts of the Overman Case or any imputed knowledge, as for example, knowledge arising from past use of consultants.

                  12.20 Survival. Except as otherwise expressly provided in this Agreement, the liabilities and obligations of each party with respect to any and all of its representations, warranties, covenants, indemnifications and agreements set forth in this Agreement and/or in any document incorporated into it shall not be merged into, affected or impaired by the Closing under this Agreement; provided, however, that, except as set forth in the next succeeding sentence, the representations and warranties contained in this Agreement shall survive the Closing for one (1) year, so that an action for breach of a representation or warranty set forth herein may not be commenced after the first anniversary of the Closing Date unless, prior to such time, a claim shall have been made against and given in writing to the party against whom such claim is made. Notwithstanding the foregoing, and without limiting the generality thereof, representations and warranties with respect to Taxes shall remain in full force and effect until such time as the applicable statute of limitations expires.

                  12.21    Regulatory Jurisdiction.

                           (a) By virtue of this Agreement and ancillary
agreements herein described, Seller, for itself and affiliates, hereby acknowledges and agrees that it and any and all said entities may be subjected to the jurisdiction of the Nevada State Gaming Control Board and the Nevada Gaming Commission, and that it and its affiliates will cooperate with any requests for information made by the same or any requirement to file any gaming applications in Nevada. Seller will have the right for a reasonable period to attempt to cure any problems with such gaming authorities with respect to this Agreement or ancillary agreements.

                           (b) Seller acknowledges that following Closing, and
irrespective of any allowed withdrawal of its current Nevada gaming applications, by virtue of a continuing business relationship with the Buyer as evidenced by the Exhibit B Agreements, and the Technology License Agreement, Seller will continue to be subject to the jurisdiction of the Nevada Regulators. Until such time as the current Nevada gaming applications have been formally acted upon by the Nevada Regulators, including consideration of withdrawal of same by the State Gaming Control Board, Seller shall cooperate with the Nevada Regulators including, but not limited to, responding to all reasonable requests for information from the Board, continued disclosure of material information, and final payment of investigatory fees.

                  12.22 Caliente. At the expense of Seller or any Affiliate, after Closing, Buyer will cause Company to perform requested services relating to the operation of Seller or its Affiliates in Mexico.

SECTION 13.       ASSIGNMENT OF CERTAIN SOFTWARE; INTENT;
                  TECHNOLOGY LICENSE AGREEMENT.

                  13.1 Assignment of Transferred Software. Seller, for itself and its subsidiary, Autotote Systems, Inc., as of Closing, irrevocably transfers, grants, conveys, assigns and quitclaims to Company its entire right, title and interest in and to the Transferred Software, including both tangible and intangible property constituting the Transferred Software as follows:

                           (a) all copyright and patent interests throughout the
word owned or claimed by Seller in the Transferred Software, together with the right to sue for, settle, or release any past, present or future infringements;

                           (b) title to and possession of two (2) copies of the
media documentation that constitute the component parts and copies of the Transferred Software; and

                           (c) all right, title and interest owned or claimed by
Seller in and to the inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by Seller pertaining to the Transferred Software, but not the Pari-mutuel Tote Software (defined herein).

                  13.2 Intent to Parties. The parties intend that the Pari-mutuel Tote Software shall be capable of performing all of the features (defined herein) and functions that were performed by the version of the pari-mutuel tote software package operated by Seller as of the date hereof. Accordingly, the parties have used their best efforts to itemize in Attachments B and C to the Autotote Software Directory a complete list of the directories, modules and subroutines required to implement such functions, whether in Pascal, DCL, or assembly language, and build files therefor. It is the parties' intent that the directories, modules and subroutines listed in Attachment B are those that are directed in whole to the implementation of such features and functions, and those listed in Attachment C are those that are directed in part to the implementation of such features and functions. It is also the parties' intent that the directories, modules and subroutines set forth in Attachment A are those directed exclusively to the implementation of the race, sports book and MegaSports features and functions, whether in Pascal, DCL, or assembly language, and build files therefor. The directories, modules and subroutines set forth in Attachments A, B and C are intended to be mutually exclusive.

                  13.3 Technology License Agreement. Seller shall, as a condition to Closing, have executed and have caused ASI and Company to execute a Technology License Agreement ("Technology License") in the form of Attachment D hereto.

SECTION 14.       CERTAIN DEFINITIONS.

                  14.1 "Affiliate" shall have the meaning contained in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and the Rules and Regulations promulgated thereunder.

                  14.2 "Autotote Software Directory" means the document executed by the parties as of even date herein that lists the directories, modules and subroutines comprising the Pari-mutuel Tote Software and the CBS Software.

                  14.3 "CBS Modules" means, for each of the Probe Terminal Software, the Mark II Terminal Software, the Dual Port Terminal Software, and the Central System Software, all of the applications software directories, modules and subroutines set forth in Attachment A to the Autotote Software Directory, executed by the parties as of even date herewith, in both source code and object code form, whether released or work in process, and all documentation and written materials therefor, together with all corrections, upgrades, updates, modifications, additions, improvements, and substitutions thereto.

                  14.4 "CBS Software" means, collectively, the CBS Modules contained in the:

                           (a)      Probe Terminal Software;
                           (b)      Mark II Terminal Software;
                           (c)      Dual Port Terminal Software; and
                           (d)      Central System Software.

                  For purposes of this Agreement, the term "CBS Software" shall exclude the Pari-mutuel Tote Software and all inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property pertaining to the Pari-mutuel Tote Software.

                  14.5 "Central System Software" means the following VAX-based applications software packages:

                           (a) the software package known as the "Race and
Sports Book Software" that is operated by Company as of the date of Closing, and

                           (b) the software package known as the "Pari-mutuel
Sports Betting Software" (also referred to as "MegaSports"),

collectively comprised of the directories, modules and subroutines listed in each of the Attachments to the Autotote Software Directory under the category labeled "Central System Software."

                  14.6 "Dual Port Terminal Software" means the software installed in Dual Port terminals manufactured by ASI as of the date of the Closing, collectively comprised of the directories, modules and subroutines listed in each of the Attachments to the Autotote Software Directory under the category labeled "Dual Port Terminal Software".

                  14.7 "Mark II Terminal Software" means the software installed in Mark II terminals manufactured by ASI as of the date of the Closing, collectively comprised of the directories, modules and subroutines listed in each of the Attachments to the Autotote Software Directory under the category labeled "Mark II Terminal Software."

                  14.8 "Pari-mutuel Tote Modules" means, for each of the Probe Terminal Software, the Mark II Terminal Software, the Dual Port Terminal Software, and the Central System Software, all of the applications software directories, modules and subroutines set forth in Attachments B and C to the Autotote Software Directory, executed by the parties as of even date herewith, in both source code and object code form, whether released or work in process, and all documentation and written materials therefor, together with all directions, upgrades, updates, modifications, additions, improvements, and substitutions thereto.

                  14.9 "Pari-mutuel Tote Software" means, collectively, the Pari-mutuel Tote Modules contained in the

                           (a)      Probe Terminal Software;
                           (b)      Mark II Terminal Software;
                           (c)      Dual Port Terminal Software; and
                           (d)      Central System Software.

                  For purposes of this Agreement, the term "Pari-mutuel Tote Software shall exclude the CBS Software and the Transferred Software and all inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property pertaining to the CBS Software or the Transferred Software.

                  14.10 "Probe Terminal Software" means the software installed in Probe terminals manufactured by ASI as of the date of the Closing, collectively comprised of the directories, modules and subroutines listed in each of the Attachments to the Autotote Software Directory under the category labeled "Probe Terminal" Software.

                  14.11 "Transferred Software" means all software, together with corrections, upgrades, updates, modifications, additions, improvements, and substitutions thereto, in both source code and object code form, as may have been developed by Seller or ASI for any of the CBS Modules, but not for the Pari-mutuel Tote Modules. For purposes of this Agreement, the term "Transferred Software" shall exclude the Pari-mutuel Tote Software and all inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property pertaining to the Pari-mutuel Tote Software.

                  IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the day and year first above written.




                                            AUTOTOTE CORPORATION




                                            By: /s/ William Luke
                                               -------------------------------
                                                     Name: William Luke
                                                     Title: VP Finance & CFO





                                            AMERICAN WAGERING, INC.

                                            By: /s/ Victor Salerno
                                               -------------------------------
                                                     Name: Victor Salerno
                                                     Title: President
                                      -33-

                                 SALES AGREEMENT

         AGREEMENT made as of _______________ , 1996, by and between AUTOTOTE CBS, INC. ("Buyer") and AUTOTOTE SYSTEMS, INC. ("Seller").

         In consideration of the mutual covenants set forth herein, the parties agree as follows:

         1.       QUOTATION REQUESTS

                  Buyer will solicit quotations for the acquisition of the Products listed on Exhibit A, and Seller will be invited to participate in same. Buyer will have the right to purchase from a competing supplier if Seller is unable to offer a product on terms which, when taken as a whole, are at least equal to or better then such terms as may be offered by a competing supplier. This right will apply only to the product in question and only until the next quotation procurement. Similarly, Buyer will have the same right if Seller is unable to deliver within 30 days of the scheduled delivery date. Additional products may be added to this Agreement by adding additional pages to Exhibit A by mutual agreement.

         2.       TERM

                  The term of this Agreement shall commence as of the date hereof and shall extend for a period ending on the fifth anniversary thereof, or the date of termination of the Authorized Exclusive Distributorship Agreement, whichever is later.

         3.       PRICES

                  Prices are in U.S. dollars and are F.O.B. Newark, Delaware. Prices do not include any taxes or duties, now or hereafter enacted, applicable to the Products or to this transaction, all of which taxes and duties shall be the responsibility of Buyer except for Seller's franchise taxes and Seller's income taxes.

         4.       PAYMENT TERMS

                  Terms of payment shall be net 30 days after date of invoice or date of delivery, whichever is later. If Seller's receivables from Buyer at any time exceed 40 days, Seller reserves the right to withhold shipment until payment is made and/or terminate this Agreement with 30 day's written notice to the Buyer. Each shipment location will be considered independently with respect to meeting payment terms.

         5.       RISK OF LOSS AND DELIVERY;  TITLE

                  (a) Liability for loss or damage shall pass to Buyer when Seller shall put the Products into possession of a carrier for shipment to Buyer, the carrier being deemed to be an agent for Buyer.

                  (b) Shipping and delivery dates agreed to by the parties shall be approximate only. Seller agrees to use all reasonable efforts to deliver Products ordered on or about scheduled delivery dates.

                  (c) Seller retains and reserves a purchase money security interest in the Products until the full price thereof is paid by Buyer to Seller. Said security interest shall include an interest in the proceeds, products and accessions of or to such collateral.

         6.       INSPECTION AND ACCEPTANCE

                  Buyer shall perform inspection and final acceptance testing within 30 days after receipt of shipment. If, within 30 days after receipt of a shipment, Seller does not receive notification of non-conformity, then said shipment shall be deemed to have been accepted.

         7.       CONTINGENCIES

                  Seller shall not be liable for any delay in performance or for non-performance, in whole or in part, caused by the occurrence of any contingency beyond the control either of Seller or of suppliers of Seller, including, but not limited to, acts of God.

         8.       WARRANTIES AND REMEDIES

                  Seller warrants all Products against defects in material and workmanship under normal use and service for a period equal to that provided in the Authorized Exclusive Distributorship Agreement; provided, however, that Seller's liability under said warranty shall be limited to replacing or repairing, at Seller's option, products or parts thereof which Seller's inspection shall have disclosed to its satisfaction to have been defective in the form in which it was shipped by Seller, prior to its use in further manufacture or assembly. This warranty is applicable only if Seller receives written notice of such defect mailed to its office within said one year period and is given adequate opportunity to verify the existence of a claimed defect. This warranty shall not apply to Products or parts thereof that have been (a) subjected to misuse, neglect, accident, damage in transit, abuse or unusual hazard; (b) repaired, altered or modified by anyone other than Seller unless Buyer is authorized by Seller to make repair of (c) used in violation of instructions furnished by Seller. WHERE SELLER FAILS TO MAKE DELIVERY OR REPUDIATES OR BREACHES ANY OTHER MATERIAL PROVISIONS OF THIS CONTRACT (OTHER THAN THE WARRANTY AGAINST PATENT INFRINGEMENT), INCLUDING, WITHOUT LIMITATION,

SELLER'S OBLIGATIONS WITH RESPECT TO NONCONFORMING ITEMS, SELLER'S LIABILITY SHALL NOT EXCEED THE PRICE OF THE PRODUCTS COVERED BY THE SPECIFIC ORDER(S) INVOLVED. THE FOREGOING ARE IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIES OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTY OBLIGATION ON THE PART OF SELLER. SELLER'S WARRANTIES EXTEND TO BUYER AND TO NO OTHER PERSON OR ENTITY. IN NO EVENT WILL SELLER BE LIABLE TO ANYONE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, SUCH EXCLUDED DAMAGES TO INCLUDE, WITHOUT LIMITATION, COST OF REMOVAL AND REINSTALLATION OF PRODUCTS, LOSS OF GOODWILL, LOSS OR PROFITS OR LOSS OF USE.

         9.       PROPRIETARY RIGHTS AND CONFIDENTIALITY

                  (a) Subject to the Technology License Agreement of even date herewith and the Stock Transfer Agreement, all information, know-how, programming, software, trademarks, trade secrets, plans, drawings, specifications, designs and patterns furnished or created by Seller of by agents or contractors of Seller (other than Buyer) and any and all property rights embodied therein are and shall remain the sole property of Seller and neither Buyer nor any other party shall have or acquire any interest therein.

                  (b) Buyer shall at all times, whether during the term of this Agreement or subsequent thereto, honor, maintain and protect the confidentiality and secrecy on any confidential information as Seller may disclose to Buyer or its agents in writing. However, Buyer may disclose confidential information to any regulatory agency with jurisdiction or as otherwise required by law or court order.

                  (c) The above clauses shall apply to Buyer's confidential information designated to Seller in writing at the time of disclosure as confidential.

                  (d) Obligations of confidentiality shall not apply to information in the public domain, rightfully acquired from a third party, already known or internally developed without breach of this Agreement.

         10.      PATENT INDEMNITY

                  (a) Seller shall indemnify, hold harmless and defend against any suit or proceeding brought against Buyer to the extent that such suit or proceeding is based on a claim that Products manufactured and sold by Seller to Buyer constitute infringement on any valid United States patent, either directly or under the doctrine of equivalence or contribution, copyright or other intellectual property rights of any third party anywhere in the world and Seller shall pay all damages and costs awarded by final judgment (from which no appeal may be taken) against Buyer, on condition that Seller (i) shall be promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement, (ii) shall be given authority, information and assistance necessary to defend or settle such suit or proceeding in control of the defense (including the right to select counsel), and the sole right to compromise and settle such suit or proceeding. Except as approved by Seller, Seller shall not be obligated to defend or be liable for costs and damages if the infringement arises out of compliance with the specifications of Buyer or from a combination with, an addition to, or modification of, the Products after delivery by Seller, or from use of the Products, or any part thereof, in the practice of a process. Any settlement will not impose any obligation upon Buyer.

                  (b) If any Products manufactured and supplied by Seller to Buyer shall be held to infringe any valid United States patent and Buyer in enjoined from using the same, or if Seller believes such infringement is likely, Seller shall, at its option and at its expense, have the right: (i) to procure for Buyer the right to use such goods free of liability for patent infringement, or (ii) to replace (or modify) such Products with a non-infringing substitute otherwise complying substantially with all the requirements of the contract, or
(iii) upon return of the goods, refund the purchase price and the transportation costs of such products.

                  (c) The patent indemnity set forth above shall be deemed to be extended to Seller by Buyer if any suit or proceeding is brought against seller based on a claim that the Products manufactured by Seller in compliance with the specifications of Buyer infringe any valid United States patent.

                  (d) THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES HERETO FOR INFRINGEMENT OR THE LIKE OF PATENTS, WHETHER DIRECT OF CONTRIBUTORY, AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN REGARD THERETO, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

                  (e) The indemnification provisions of the Technology Cross-License Agreement shall govern claims of infringement directed to the use or distribution of the Autotote Licensed Materials (as defined therein) or any portion thereof installed by Buyer in a System, and the indemnification provisions of the Stock Transfer Agreement shall govern claims of infringement directed to the use of the CBS Software and the Transferred Software (as defined herein) or any portion thereof installed by Buyer in a System.

         11.      TERMINATION

                  (a) Except as specifically provided in this Section 11, this Agreement and /or orders placed thereunder shall not be terminated by Buyer without the prior written consent of Seller.
                  (b) Buyer may, by written notice to the Seller, terminate this Agreement in whole or, from time to time, in part if:

                           (i) The Seller repeatedly fails to meet delivery
                  dates stated in the Buyer's purchase orders which are in accordance with the maximum lead time stated in this Agreement.

                           (ii) Product or materials do not conform to the
                  material requirements specified in the Buyer's purchase orders.

                           (iii) The Seller fails to comply with any material
                  obligations contained in this agreement.

                           (iv) The Seller becomes insolvent or commits an act
                  of bankruptcy.

Seller shall have 30 days to cure any default hereunder.

                  (c) Seller may, by written notice to the Buyer, terminate or modify this Agreement if the Buyer does not conform to the payment terms hereunder. Buyer shall have 30 days to cure any default hereunder.

                  (d) Any termination of this Agreement shall have no effect on the Buyer's purchase orders issued prior to such notice being received.

                  (e) Buyer may terminate the Agreement or the relevant portion(s) of this Agreement if Seller or Buyer is prevented from performing hereunder due to any decisions by any gaming authority in Nevada. Should any gaming regulatory authority in Nevada require this Agreement to be terminated, this Agreement shall be terminated upon such terms and conditions required by law, regulation or conditions imposed by the gaming regulatory authority in Nevada.

         12.      ASSIGNMENT

                  Neither party may assign its rights, nor secure the assumption of its obligations, under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         13.      NOTICES

                  All notices or communications required by the provisions of this Agreement or desired to be given thereunder shall be in writing and given by registered mail, return receipt requested to the address stated above or such other duly notified address.

         14.      GOVERNING LAW AND REGULATORY REQUIREMENTS

                  (a) This Agreement shall be construed in accordance with the internal laws of the State of Nevada, and any dispute hereunder shall be resolved in a court of competent jurisdiction in Clark County, Nevada.

                  (b) By virtue of this Agreement, ASI hereby acknowledges that for purposes of Nevada gaming law, ASI is a manufacturer or distributor of associated gaming equipment, and as such, is subject to the jurisdiction of Nevada gaming authorities including the Nevada State Gaming Control Board and Nevada Gaming Commission. As such, failure to cooperate with said gaming authorities, including the filing of requested gaming license applications, may result in the denial of a gaming license to ASI or affiliated companies.

         15.      MERGER

                  THIS AGREEMENT CONSTITUTES THE FINAL WRITTEN EXPRESSION OF ALL TERMS OF THE AGREEMENT RELATING TO THE TRANSACTIONS DESCRIBED HEREIN AND A COMPLETE AND EXCLUSIVE STATEMENT OF THOSE TERMS. THIS AGREEMENT SUPERSEDES ALL PREVIOUS COMMUNICATIONS, REPRESENTATIONS, AGREEMENTS, PROMISES OR STATEMENTS, EITHER ORAL OR WRITTEN, WITH RESPECT TO SUCH TRANSACTIONS AND NO COMMUNICATIONS, REPRESENTATIONS, AGREEMENTS, PROMISES OR STATEMENTS OF ANY KIND MADE BY ANY REPRESENTATIVE OF SELLER, WHICH ARE NOT STATED HEREIN, SHALL BE BINDING ON SELLER. NO ADDITION TO OR MODIFICATION OF ANY PROVISION OF THIS AGREEMENT WILL BE BINDING UPON SELLER UNLESS MADE IN WRITING (REFERRING SPECIFICALLY TO BUYER'S ORDER) AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF SELLER. NO COURSE OF DEALING OR USAGE OF TRADE OR COURSE OF PERFORMANCE WILL BE DEEMED RELEVANT TO EXPLAIN OR SUPPLEMENT ANY TERM EXPRESSED IN THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                       AUTOTOTE CBS, INC.


                                       By ____________________________________
                                          Name:
                                          Title:



                                       AUTOTOTE SYSTEMS, INC.


                                       By  ___________________________________
                                           Name:
                                           Title:

                                    EXHIBIT A



ITEM

Ribs
Power Supplies
Dyna-5
System Cabinets
Keyboards
LSN Cards
Spare Parts
Ticket Paper
Display Terminals
Monitors
Modems
Printers
Logging Terminals


TINY TIM - On Track
TINY TIM - Modem
MARK II
TAT (Telephone Acct. Terminal)